Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EARTHLINK HOLDINGS CORP.

EarthLink Holdings Corp. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                      The original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 3, 2013.

2.                                      This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation (the “Board”) in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”).

3.                                      Article 5 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 5.  BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

(1)                                 The number of directors of the Corporation shall be not less than two (2) and not more than seventeen (17), the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least a majority of all outstanding shares entitled to be voted in the election of directors, voting together as a single class.

(2)                                 The members of the Board of Directors shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.

(3)                                 Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected as provided in the Bylaws of the Corporation.  The directors of the Corporation shall not be required to be elected by written ballots.

(4)                                 Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors, or by any stockholder who (x) is entitled to vote generally in the election of directors and (y) is a stockholder of record at the time of giving of notice provided for in this Section 4 and at the time of the applicable meeting; provided, however, that any such stockholder may nominate one or more persons for election as directors at a meeting only if written notice in proper form of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by the United States mail, postage prepaid, to the Secretary of the Corporation (i) with respect to any election to be held at an annual meeting of stockholders, not earlier than the close of business on the 90th and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder in order to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting or, if later, the close of business on the 10th day following the day on which public announcement of such annual meeting was made and (ii) with respect to any election for directors to be held at a special meeting of stockholders, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the 60th day prior to such special meeting or, if later, the close of business on the 10th day following the day on which public announcement of such special meeting was made. In no event shall any adjournment or postponement of an annual or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, each such written notice must set forth:

(a) as to each person whom the stockholder proposes to nominate for election as a director

(i) the name, age, business address and residence address of the person,

(ii) the employer and principal occupation of the person,

(iii) a biographical profile of the person, including educational background and business and professional experience,

(iv) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person,

(v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election (even if an election contest is not involved) pursuant to Section 14 of the Exchange Act, and

(vi) the completed and signed questionnaire and written representation and agreement required by the Bylaws of the Corporation; and

(b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is proposed to be made

(i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person (as defined below) referred to in clause (iii),

(ii) the employer and principal occupation of such stockholder, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii),

(iii)                               (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially, or of record, by such stockholder, by such beneficial owner, if any, or by any Associated Person of such stockholder or beneficial owner,

(B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock the Corporation (each of the foregoing, a “Derivative Instrument”), in each case that is, directly or indirectly, owned beneficially by such stockholder, by such beneficial owner, if any, or by any Associated Person of such stockholder or beneficial owner,

(C) any short interest in any shares of capital stock of the Corporation held by such stockholder, by such beneficial owner, if any, or any Associated Person of such stockholder or beneficial owner (for purposes of this Section 4 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security),

(D) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such stockholder, by such beneficial owner, if any, or by any Associated Person of such stockholder or beneficial owner, in each case that are separated or separable from the underlying shares of capital stock of the Corporation,

(E) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such stockholder, such beneficial owner if any, or any Associated Person of such stockholder or beneficial owner is a general partner or manager or, directly or indirectly, beneficially owns an interest, and

(F) any performance related fees (other than an asset-based fee) that such stockholder, such beneficial owner, if any, or any Associated Person of such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments,

(iv) a description of all arrangements or understandings between such stockholder, beneficial owner, if any, or any Associated Person of such stockholder or beneficial owner, on the one hand, and each proposed nominee and any other person or persons (including their names), on the other hand, relating to the Corporation or any of the shares of its capital stock, including any arrangements or understandings pursuant to which the nomination(s) are to be made by such stockholder or beneficial owner,

(v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named as nominees in the notice,

(vi) a representation whether such stockholder intends to deliver a proxy statement and/or form of proxy to the Corporation’s stockholders and/or otherwise to solicit proxies from stockholders in support of the nomination and

(vii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election (even if an election contest is not involved) pursuant to Section 14 of the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. Any such notice shall be supplemented to disclose the information referred to in clause (b) as of the record date and such supplement shall be delivered not later than five (5) business days after the record date. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 4. The Chairman of the Board of Directors shall have the power and the duty to determine whether any nomination was made in accordance with the procedures set forth in this Section 4 and, if any nomination is not made in compliance with this Section 4, to declare that such defective nomination shall be disregarded and that no action shall be taken on such nomination.

An “Associated Person” means (i) any affiliate or person acting in concert with such stockholder or beneficial owner and (ii) each director, officer, employee, general partner, manager of such stockholder or beneficial owner or any such affiliate or person with which such stockholder or beneficial owner is acting in concert.

(5)                                 Any vacancy on the Board of Directors that results from an increase in the number of directors, from the prior death, resignation, retirement, disqualification or removal from office of a director, or otherwise shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders of the Corporation if the Board of Directors has not filled the vacancy and each director so chosen shall hold office for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity.

(6)                                 At any meeting of stockholders with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all outstanding shares entitled to be voted at an election of directors, except that if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.

(7)                                 Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of Stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the resolutions of the Board of Directors creating such class or series, as the case may be, applicable thereto.

The invalidity or unenforceability of this Article 5 or any portion hereof, or of any action taken pursuant to this Article 5, shall not affect the validity or enforceability of any other provision of this Amended and Restated Certificate of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article 5.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 30th of April, 2014.

EARTHLINK HOLDINGS CORP.

By:	/s/ Bradley A. Ferguson
Bradley A. Ferguson
Executive Vice President, Chief Financial Officer